Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Media General, Inc.:

We consent to the incorporation by reference in the following registration statements of Media General, Inc.:

Registration Statement Number	Description
2-56905	Form S-8
33-23698	Form S-8
33-26853	Form S-3
33-52472	Form S-8
333-16731	Form S-8
333-16737	Form S-8
333-69527	Form S-8
333-54624	Form S-8
333-57538	Form S-8
333-67612	Form S-3

our report dated June 20, 2006, with respect to the combined statement of assets acquired and liabilities assumed of NBC Universal, Inc. (Certain Television Stations of NBC Universal) as of December 31, 2005, and the related combined statement of revenues and direct operating expenses for the year ended December 31, 2005, which report appears in the Form 8-K of Media General, Inc. dated June 21, 2006 and to the reference to our firm under the heading “Experts” in the prospectus supplement to the registration statement (No. 333-67612) on Form S-3 expected to be filed June 22, 2006.

/s/ KPMG LLP

New York, New York

June 21, 2006